Exhibit 10.11

GLOBAL EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

BIO-TECHNE CORPORATION

SECOND AMENDED AND RESTATED

2010 EQUITY INCENTIVE PLAN

THIS AGREEMENT is made effective as of [●], by and between Bio-Techne Corporation, a Minnesota corporation (the “Company”), and [●] (“Participant”).

W I T N E S E T H:

WHEREAS, Participant on the date hereof is a key employee or officer of the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a nonqualified stock option to Participant to purchase shares of the Company's Common Stock pursuant to the Bio-Techne Corporation Second Amended and Restated 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a nonqualified stock option to Participant and has determined that, as of the effective date of this Agreement, the fair market value of the Company's Common Stock is $[●] per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows;

1.     Grant of Option. The Company hereby grants to Participant on the date set forth above (the “Date of Grant”), the right and option (the “Option”) to purchase all or portions of an aggregate of [●] ([●]) shares of Common Stock (the “Shares”) at a per Share price of $[●] on the terms and conditions set forth herein and subject to adjustment pursuant to Section 15 of the Plan. This Option is a nonqualified stock option and will not be treated as an incentive stock option, as defined under Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. For purposes of this Agreement, to the extent Participant is not employed by the Company, the “Employer” means the Subsidiary that employs Participant.

2.     Duration and Exercisability.

(a)     General. The term during which this Option may be exercised shall terminate on [●], except as otherwise provided in Sections 2(b) through 2(e) below. This Option shall become exercisable on the following dates (the “Vesting Dates”), provided that Participant remains employed by the Company or a Subsidiary on the applicable Vesting Date as set forth in Sections 2(b) through 2(e) of this Agreement:

Date	Shares Vesting

[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

If and to the extent provided in an employment, change of control, severance or similar agreement executed by Participant and the Company or the Employer, or by a determination by the Administrator, in each case pursuant and subject to Section 15 of the Plan, this Option may become fully-vested and exercisable in connection with a Change of Control as defined in Section 1(f) of the Plan.

Once the Option becomes vested and exercisable with respect to any of the Shares specified in Section 1, Participant may continue to exercise the vested portion of this Option under the terms and conditions of this Agreement until the termination of the Option as provided herein. If Participant does not purchase upon an exercise of this Option the full number of Shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option's termination such previously unpurchased Shares in addition to those Participant is otherwise entitled to purchase.

(b)     Termination of Employment (other than Disability, Death, or Retirement). Unless otherwise agreed to in writing by Participant and the Company, if Participant ceases to be an employee of the Company or any Subsidiary during the term of this Option for any reason other than disability, death, or Retirement (as defined in Section 2(e) of this Agreement), this Option, whether vested or unvested, shall completely terminate on the earlier of: (i) the close of business on the three-month anniversary date of the Termination Date; and (ii) the expiration date of this Option stated in Section 2(a) above. In such period following the Termination Date, this Option shall be exercisable only to the extent the Option was exercisable on the Vesting Date immediately preceding such Termination Date, but had not previously been exercised. To the extent this Option was not exercisable upon such Termination Date, all rights of Participant under this Option shall be forfeited. If Participant does not exercise the Option within the time specified in this Section 2(b), all rights of Participant under this Option shall be forfeited.

(c)     Disability. If Participant's employment terminates due to disability (as defined in Code Section 22(e), or any successor provision, if Participant is employed in the United States), this Option, whether vested or unvested, shall terminate on the earlier of: (i) the close of business on the one year anniversary of the date of such termination of employment due to disability; and (ii) the expiration date of this Option stated in Section 2(a) above. In such period following the termination of Participant's employment due to disability, this Option shall be exercisable only to the extent the Option was exercisable on the Vesting Date immediately preceding such termination of employment due to disability, but had not previously been exercised. To the extent this Option was not exercisable upon such termination of employment due to disability, all rights of Participant under this Option shall be forfeited. If Participant does not exercise the Option within the time specified in this Section 2(c), all rights of Participant under this Option shall be forfeited. For purposes of this Agreement, if Participant is employed outside of the United States, “disability” shall have the same meaning as defined under any long term disability plan maintained by the Employer or, in the absence of such arrangement, as determined by the Committee in its sole discretion.

(d)     Death. In the event of Participant's death, this Option, whether vested or unvested, shall terminate on the earlier of: (i) the close of business on the one year anniversary of the date of Participant's death; and (ii) the expiration date of this Option stated in Section 2(a) above. In such period following Participant's death, this Option may be exercised by the person or persons to whom Participant's rights under this Option shall have passed by Participant's will or by the laws of descent and distribution only to the extent the Option was exercisable on the Vesting Date immediately preceding the date of Participant's death, but had not previously been exercised. To the extent this Option was not exercisable on the date of Participant’s death, all rights of Participant under this Option shall be forfeited. If such person or persons fail to exercise this Option within the time specified in this Section 2(d), all rights under this Option shall be forfeited.

(e)     Retirement. If Participant’s employment with the Company or any Subsidiary terminates because of Retirement, this Option, whether vested or unvested, shall terminate on the expiration date of this Option stated in Section 2(a) above. In such period following the termination of Participant's employment because of Retirement, if this Option was granted at least six months prior to the date of Participant’s Retirement and is scheduled to vest pro rata during a period of at least three years and six months following the Date of Grant, then this Option shall continue to vest pursuant to Section 2(a) as if Participant continued to be employed by the Company or a Subsidiary. If, however, this Option was not granted at least six months prior to the date of Participant’s Retirement or is scheduled to vest in less than three years and six months following the Date of Grant, then to the extent this Option was not exercisable on the date of Participant’s Retirement, all rights of Participant under this Option shall be forfeited. If Participant does not exercise the Option within the time specified in this Section 2(e), all rights of Participant under this Option shall be forfeited. Solely for purposes of this Section 2(e), “Retirement” means termination of employment for any reason other than cause on or after attaining age 55 and completing at least five (5) years of continuous service with the Company or any Subsidiary; provided, however, that Participant shall be credited with continuous service only for periods during which Participant is regularly scheduled to work 20 or more hours per week. For purposes of this Option, “cause” shall have the same meaning as reflected in any written employment agreement addressing Participant's employment or, in the absence of any written employment agreement, the following: (i) habitual neglect of, or the willful or material failure to perform the duties of employment hereunder, as determined in good faith by the Company; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony during employment; (iv) dishonesty in dealing between Participant and Company or between Participant and other employees of the Company; (v) use or misuse of any controlled substance, illegal or narcotic drug without a prescription; or use of alcohol in a manner, regardless of time or place, which either adversely affects Participant’s job performance or otherwise could reflect negatively on the public image of the Company; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of the Company.

(f)     EU Age Discrimination Rules. If Participant is a local national of and employed in a country that is a member of the European Union, the grant of this Option and the terms and conditions governing this Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(g)     Termination Date. For purposes of this Agreement, if Participant is employed in, the United States, "Termination Date" means the effective date of termination of Participant's employment. If Participant is employed outside of the United States, "Termination Date" means the earliest of (i) the date on which notice of termination is provided to Participant, (ii) the last day of Participant's active service with the Employer or (iii) the last day on which Participant is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.

3.     Manner of Exercise.

(a)     General. The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office. The notice shall state the number of Shares as to which this Option is being exercised and shall be accompanied by payment in full of the option price for all Shares designated in the notice. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement. The Option may be exercised with respect to any number or all of the Shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

(b)     Form of Payment. Subject to approval by the Administrator, payment of this Option price by Participant may be (i) in cash, or with a personal check or certified check, (ii) by the transfer from Participant to the Company of previously acquired Shares, (iii) through the withholding of Shares from the number of Shares otherwise issuable upon the exercise of this Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof. In the event Participant elects to pay the exercise price in whole or in part with previously acquired Shares or through a net share settlement, the Fair Market Value of the Shares delivered or withheld shall equal the total exercise price for the Shares being purchased in such manner. For purposes of this Agreement, "previously acquired Shares" shall include Shares that are already owned by Participant at the time of exercise.

(c)     Issuance of Shares. As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the Shares purchased, less any Shares withheld for payment of taxes as provided in Section 4(d) below, and the Company shall deliver to Participant one or more duly issued stock certificates or cause book entries to be made evidencing such ownership. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company. Until the issuance of such Shares, Participant shall not be entitled to vote the Shares represented by the Option, shall not be entitled to receive dividends or distributions attributable to such Shares, and shall not have any other rights as a shareholder with respect to such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such Shares are issued, except as provided in Section 15 of the Plan.

(d)     Repatriation and Compliance Obligations. As a condition of the grant of this Option, Participant agrees to repatriate all payments attributable to this Option in accordance with local foreign exchange rules and regulations in Participant's country of residence (and country of employment, if different). In addition, Participant agrees to take any and all actions, and consents to any and all actions taken by the Employer, the Company and its Subsidiaries as may be required to allow the Employer, the Company and its Subsidiaries to comply with local laws, rules and regulations in Participant's country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions that may be required to comply with Participant's personal legal and tax obligations under local laws, rules and regulations in Participant's country of residence (and country of employment, if different).

4.     Tax Obligations. Regardless of any action the Company or the Employer takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related-items (“Tax Related-Items”), Participant acknowledges that the ultimate liability for all Tax Related-Items associated with this Option is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company, and the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related-Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax Related-Items. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related-Items in more than one jurisdiction.

Prior to the delivery of Shares upon the exercise of this Option, if Participant's country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company or the Employer: (i) shall withhold a sufficient number of whole Shares otherwise issuable upon the exercise of this Option that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld Shares shall be used to settle the withholding obligation); (ii) shall withhold an amount from Participant's regular salary and/or wages, or from any other amounts payable to Participant; or (iii) require Participant to make a payment to the Company or the Employer equal to the amount of Tax-Related Items required to be withheld. Depending on the applicable method, the Company or the Employer, as applicable, may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in Participant's applicable tax jurisdictions.

In the event the withholding requirements are not satisfied through the withholding of Shares or through Participant's regular salary and/or wages or other amounts payable to Participant, no Shares will be issued to Participant unless and until satisfactory arrangements (as determined by the Committee) have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to this Option. If Participant is subject to taxation in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of this Option, Participant expressly consents to the withholding of Shares and/or the withholding of amounts from Participant's regular salary and/or wages, or other amounts payable to Participant, as provided for hereunder. All other Tax-Related Items related to this Option and any Shares acquired pursuant to the exercise of this Option are Participant's sole responsibility.

5.     Nature of Grant. In accepting the grant of this Option, Participant acknowledges, understands and agrees that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)     the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)     all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)     Participant is voluntarily participating in the Plan;

(e)     this Option and the Shares subject to this Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)     this Option and the Shares subject to this Option, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)     unless otherwise agreed with the Company in writing, this Option and the Shares subject to this Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(h)     the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)     if the underlying Shares do not increase in value, this Option will have no value;

(j)     if Participant exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(k)     no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of Participant's employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); and

(l)     neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of this Option or of any amounts due to Participant pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

6.     Data Privacy. The Company is located at 614 McKinley Place N.E., Minneapolis, Minnesota, U.S.A. and grants Options to acquire Shares under the Plan to employees of the Company and its Subsidiaries, at its sole discretion. In conjunction with the Company's grant of the Option under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Option, Participant expressly and explicitly consents to the personal data activities as described herein.

(a)     Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Personal Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for the collection, processing and use of Participant's Personal Data is Participant's consent.

(b)     Stock Plan Administration Service Providers. The Company and the Employer transfer Participant's Personal Data to Morgan Stanley a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Personal Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(c)     International Personal Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. You should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Personal Data to the United States of America is Participant's consent.

(d)     Voluntariness and Consequences of Consent, Denial or Withdrawal. Participant's participation in the Plan and Participant's grant of consent hereunder is purely voluntary. Participant may deny or withdraw his or her consent at any time. If Participant does not consent, or if Participant later withdraws his or her consent, Participant may be unable to participate in the Plan. This would not affect Participant's existing employment or salary; instead, Participant merely may forfeit the opportunities associated with participation in the Plan.

(e)     Personal Data Retention. Participant understands that Participant's Personal Data will be held only as long as is necessary to implement, administer and manage the Option and Participant's participation in the Plan. When the Company no longer needs Participant's Personal Data, the Company will remove it from its systems. If the Company retains Participant's Personal Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(f)     Personal Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Personal Data that the Company possesses, (ii) rectify incorrect Personal Data concerning Participant, (iii) delete Participant's Personal Data, (iv) restrict processing of Participant's Personal Data, or (vi) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact his or her Employer's human resources representative.

7.     General Provisions.

(a)     Employment or Other Relationship. This Agreement shall not confer on Participant any right with respect to the continuance of employment or any other relationship with the Employer, the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant, the Employer and the Company or any Subsidiary.

(b)     Securities Law Compliance. The exercise of all or any parts of this Option shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise will not violate any state or federal securities or other laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares the Company shall not be required to deliver any Shares issuable upon exercise of this Option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(c)     Shares Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(d)     Transferability. Participant may transfer any or all of this Option to any member of Participant's "immediate family" as such term is defined in Rule 16a-1(e) promulgated under the U.S. Securities Exchange Act of 1934, or any successor provision, or to one or more trusts whose beneficiaries are members of such Participant's "immediate family" or partnerships in which such family members are the only partners; provided, however, that Participant cannot receive any consideration for the transfer and such transferred Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer. Further, the transferee shall be subject to all restrictions that generally apply to shareholders of the Company, including but not limited to restrictions on the pledge, encumbrance, sale, assignment, transfer, gift, or disposition of any stock acquired through the exercise of the Option.

(e)     Second Amended and Restated 2010 Equity Incentive Plan. The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement. The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

(f)     Lockup Period Limitation. Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Shares in compliance with the U.S. Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which Participant may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of this Option or the Shares underlying this Option, Participant hereby agrees that for a period not to exceed 180 days from the effective date of the prospectus relating to such offering Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Option or any of the underlying Shares without the prior written consent of the underwriter(s) or its representative(s).

(g)     Stock Legend. The Administrator may require that the certificates or book entries for any Shares purchased by Participant (or Participant’s permitted successors or assigns) bear an appropriate legend and stop transfer order to reflect the restrictions of Section 6(b) and Section 6(g) of this Agreement; provided, however, that failure to so endorse any of such certificates or book entries shall not render invalid or inapplicable Section 6(b) or Section 6(f).

(h)     Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or assigns of Participant permitted by Section 2 or Section 6(e) above. This Option is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

(i)     Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least ten (10) years. If the parties cannot agree on an arbitrator within twenty (20) days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, United States of America, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota, United States of America.

(j)     Delay in Payment for Specified Employee. In the event this Option is subject to Code Section 409A and the Administrator determines that Participant is a “specified employee” within the meaning of Code Section 409A, then any payment due to Participant’s separation from service shall not be paid earlier than the first day of the seventh month immediately following such separation from service.

(k)     Right to Amend. The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.

(l)     Section 280G.   Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Participant and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 6(l), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Participant’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless Participant and the Company otherwise agree in writing, any determination required under this Section 6(l) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Participant and the Company for all purposes.  For purposes of making the calculations required by this Section 6(l), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code.  Participant and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(l).

(m)     Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota, United States of America.

(n)     Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable Participant to understand the provisions of this Agreement and the Plan. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(o)     Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(p)     Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(q)     Addendum. Notwithstanding any provisions of this Agreement to the contrary, this Option shall be subject to any special terms and conditions for Participant's country of residence (and country of employment, if different), as are forth in the applicable Addendum to this Agreement. Further, if Participant transfers residence and/or employment to another country reflected in an Addendum to this Agreement, the special terms and conditions for such country will apply to Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of this Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant's transfer). Any applicable Addendum shall constitute part of this Agreement.

(r)     Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Option, any payment made pursuant to this Option, and Participant's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of this Option and the Plan. Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(s)     Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach, whether or like or different nature.

(t)     Private Offering. The grant of this Options is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities with respect to the grant of this Options (unless otherwise required under local law). No employee of the Company is permitted to advise Participant on whether Participant should purchase Shares under the Plan or provide Participant with any legal, tax or financial advice with respect to the grant of this Options. Investment in Shares involves a degree of risk. Before deciding to purchase Shares pursuant to this Options, Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the Plan or the disposition of them. Further, Participant should carefully review all of the materials related to this Options and the Plan, and Participant should consult with Participant’s personal legal, tax and financial advisors for professional advice in relation to Participant’s personal circumstances.

(u)     Exchange Control, Foreign Asset/Account and/or Tax Reporting. Participant acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including the proceeds from the sale of Shares and the receipt of any dividends paid on Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations and that Participant should speak to his or her personal advisor on this matter.

(v)     Insider Trading/Market Abuse. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, Participant’s country and the designated broker’s country, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., this Option) or rights linked to the value of Shares under the Plan during such times that Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in Participant’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and that Participant should speak to his or her personal advisor on this matter.

(w)     Consent and Agreement With Respect to Plan. Participant (a) acknowledges that a copy of the Plan and the U.S. prospectus for the Plan has been available to Participant; (b) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan; (c) accepts this Option subject to all of the terms and provisions thereof; and (d) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

[Signature page follows.]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BIO-TECHNE CORPORATION

By
Its

PARTICIPANT

By: ___________________________________

       Printed Name: [●]

[Signature Page to Employee Nonqualified Stock Option Agreement]

BIO-TECHNE CORPORATION

ADDENDUM TO
GLOBAL EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

BIO-TECHNE CORPORATION
SECOND AMENDED AND RESTATED
2010 EQUITY INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 7(q) of the Agreement, to the extent Participant transfers residence and/or employment to another country, the additional terms and conditions as set forth in the Addendum for such country (if any) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

European Union (“EU”) / European Economic Area (“EEA”) / Switzerland / United Kingdom

1.     Data Privacy. If Participant resides and/or works in the EU/EEA, Switzerland or the United Kingdom, Section 6 of the Agreement shall be replaced with the following:

Data Privacy. The Company is located at 614 McKinley Place N.E., Minneapolis, Minnesota, U.S.A. and grants Options to acquire Shares under the Plan to employees of the Company and its Subsidiaries, at its sole discretion. In conjunction with the Company's grant of the Option under the Plan and its ongoing administration of such award, the Company is providing the following information about its data collection, processing and transfer practices, which Participant should carefully review.

(a)     Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Personal Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of Participant's Personal Data is to satisfy its contractual obligations under the terms of the Agreement and this Addendum, and to comply with applicable laws, rules and regulations.

(b)     Stock Plan Administrator. The Company and the Employer transfer Participant's Personal Data to Morgan Stanley a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Personal Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(c)     International Personal Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Personal Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of this Agreement.

(d)     Data Retention. Participant understand that Participant's Personal Data will be held only as long as is necessary to implement, administer and manage the Option and Participant's participation in the Plan. When the Company no longer needs Participant's Personal Data, the Company will remove it from its systems. If the Company retains Participant's Personal Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(e)     Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Personal Data that the Company possesses, (ii) rectify incorrect Personal Data concerning Participant, (iii) delete Participant's Personal Data, (iv) restrict processing of Participant's Personal Data, or (vi) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant understand that Participant can contact his or her Employer's human resources representative.

Austria

No country-specific provisions.

Belgium

1.     Acceptance of Option. In order for the Option to be subject to taxation at the time of grant, Participant must affirmatively accept the Option in writing within 60 days of the Date of Grant specified above by signing below and returning this original executed Addendum to:

VP of Human Resources, Minneapolis Minnesota

Participant hereby accepts the Option granted by the Company on the Date of Grant. Participant acknowledges that Participant has been advised to discuss the acceptance of the Option and the applicable tax treatment with a financial and/or tax advisor, and that Participant’s decision to accept the Option is made in full knowledge.

Participant Signature:	_______________________________

Participant Printed Name:	_______________________________

Date of Acceptance:	_______________________________

If Participant fails to affirmatively accept the Option in writing within 60 days of the Date of Grant, the Option will not be subject to taxation at the time of grant but instead will be subject to taxation on the date Participant exercises the Option (or such other treatment as may apply under Belgian tax law at the time of exercise).

2.     Undertaking for Qualifying Option. If Participant is accepting the Option in writing within 60 days of the Date of Grant and wishes to have the Option subject to a lower valuation for Belgium tax purposes pursuant to article 43, §6 of the Belgian law of 26 March 1999, Participant may agree and undertake to (a) not exercise the Option before December 31 of the third (3rd) calendar year following the calendar year in which the Date of Grant falls, and (b) not transfer the Option under any circumstances (except upon rights Participant’s heir might have in the Option upon Participant’s death). If Participant wishes to make this undertaking, Participant must sign below and return this executed Addendum to the address listed above.

Participant Signature:	_______________________________

Participant Printed Name:	_______________________________

3.     Payment of Option Price Limited to Cash Payment. Notwithstanding anything to the contrary in the Agreement or the Plan, Participant shall be permitted to pay the Option price only by means of a cash payment.

Canada

1.     No Exercise by Using Previously Owned Shares. Notwithstanding anything in the Agreement or the Plan to the contrary, if Participant is a resident in Canada, Participant shall be unable to use previously-owned Shares to pay the exercise price of the Option.

2.     Consent to Receive Information in English. To the extent Participant is resident in Quebec, the parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais du présent Contrat, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées, en vertu du, ou liés directement ou indirectement, au présent Contrat.

3.     Data Privacy. The following provision supplements Section 6 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of Participant’s awards under the Plan. Participant further authorizes the Company, its Subsidiaries, and the stock plan administrator to disclose and discuss Participant’s participation in the Plan with their respective advisors. Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in his or her employee file.

China

1.     Option Conditioned on Satisfaction of Regulatory Obligations. If Participant is a national of the People’s Republic of China (“PRC”), the grant of the Option is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the Plan and the participation of PRC nationals employed by the Employer, as determined by the Company in its sole discretion.

2.     Mandatory Full Cashless Exercise. Notwithstanding anything in the Agreement or the Plan to the contrary, the Option may be exercised only by using the Broker-Assisted Cashless Exercise method as provided in Section 3(b)(iv) of the Agreement.

3.     Exchange Control Restrictions. Participant understands and agrees that, if Participant is subject to exchange control laws in China, Participant will be required to repatriate immediately to China the proceeds from the sale of any Shares acquired under the Plan. Participant further understands that such repatriation of sale proceeds must be effected through a special bank account established by the Company with a financial institution in China and Participant hereby consents and agrees that proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on Participant's behalf prior to being delivered to Participant and that no interest shall be paid with respect to funds held in such account. Sale proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the sale proceeds are paid to Participant in U.S. dollars, Participant understands that Participant must establish and maintain a U.S. dollar bank account in China so that the proceeds may be deposited into such account. If the sale proceeds are paid to Participant in local currency, Participant acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the sale proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

4.     Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses Participant may incur or suffer resulting from the enforcement of the terms of this section or otherwise from the Company’s operation and enforcement of the terms of the Plan, the Agreement and this Addendum, and the Option in accordance with Chinese law including, without limitation, any applicable rules, regulations, requirements and approvals issued by the State Administration of Foreign Exchange.

Czech Republic

No country-specific provisions.

Denmark

1.     Danish Stock Option Act. Notwithstanding anything in the Agreement or the Plan to the contrary, the treatment of the Option upon Participant’s termination of employment with the Company or any Subsidiary, as applicable, shall be governed by the Danish Stock Option Act, as in effect at the time of Participant’s termination (as determined by the Committee in its discretion in consultation with legal counsel). By accepting the Option, Participant acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

Finland

No country-specific provisions.

France

1.     Option Not Tax-Qualified. The Option is not intended to qualify for specific tax or social security treatment in France.

2.     Consent to Receive Information in English. By accepting the Option, Participant confirms having read and understood the Plan, the Agreement and this Addendum, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement afin de Recevoir des Informations en Anglais

En acceptant les Options d’Achat d’Actions, le Participant confirme avoir lu et compris le Plan, le Contrat et la présente Annexe, en ce compris tous les termes et conditions y relatifs, qui ont été fournis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Germany

No country-specific provisions.

Hong Kong

1.     Sale Restriction. Shares received at exercise are accepted as a personal investment. If, for any reason, the Option vests and becomes exercisable and the Option is exercised and Shares are issued to Participant (or Participant’s heirs) within six (6) months of the Date of Grant, Participant (or Participant’s heirs) agrees that he or she will not dispose of any such Shares prior to the six (6)-month anniversary of the Date of Grant.

2.     Securities Law Notice. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the offer. If Participant is in any doubt about any of the contents of this document, Participant should obtain independent professional advice. Neither the offer of Options nor the issuance of Shares upon exercise of the Options constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials distributed in connection with the Options (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.

3.     Nature of Plan. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Hungary

No country-specific provisions.

India

1.     Mandatory Full Cashless Exercise. Notwithstanding anything in the Agreement or the Plan to the contrary, the Option may be exercised only by using the Broker-Assisted Cashless Exercise method as provided in Section 3(b)(iv) of the Agreement.

Italy

1.     Mandatory Full Cashless Exercise. Notwithstanding anything in the Agreement or the Plan to the contrary, the Option may be exercised only by using the Broker-Assisted Cashless Exercise method as provided in Section 3(b)(iv) of the Agreement.

2.     Plan Document Acknowledgement. In accepting the Option, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement (including this Addendum), in their entirety and fully understands and accepts all provisions of the Plan and the Agreement (including this Addendum). Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: Section 4: Tax Obligations; Section 6: Nature of Grant; Section 8(m): Governing Law; Section 8(q): Addendum; Section 8(r): Imposition of Other Requirements; and the Data Privacy provisions for the European Union reflected above..

Japan

No country-specific provisions.

Korea

No country-specific provisions.

Luxembourg

No country-specific provisions.

Netherlands

1.     Waiver of Termination Rights. As a condition to the grant of the Option, Participant hereby waive any and all rights to compensation or damages as a result of the termination of Participant's employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Participant ceasing to have rights under or ceasing to be entitled to any Option under the Plan as a result of such termination.

Poland

No country-specific provisions.

Singapore

1.     Securities Law Notice. The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made to Participant with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Options are subject to section 257 of the SFA and Participant should not make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Option in Singapore, unless such sale or offer is made after six (6) months from the Date of Grant or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The Shares are currently traded on the NASDAQ Stock Market LLC, which is located outside of Singapore, under the ticker symbol “TECH” and Shares acquired under the Plan may be sold through this exchange.

Spain

1.     Nature of Option. The following provision supplements Section 6 of the Agreement:

In accepting the grant of the Option, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant Options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, Participant understands that the Option is granted on the assumption and condition that the Option and the Shares issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, or salary for any purposes (including severance compensation) or any other right whatsoever.

Further, Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Agreement, the Option will be cancelled without entitlement to any Shares if Participant’s employment is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Committee, in its sole discretion, shall determine the date when Participant’s employment has terminated for purposes of the Option.

Participant understands that this Option grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Option shall be null and void.

Sweden

1. Tax Obligations. The following provision supplements Section 4 of the Agreement:

Without limiting the Company's and the Employer's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of the Agreement, in accepting the grant of Option, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Switzerland

1.     Securities Law Notice. Neither the Agreement, the Addendum nor any other materials relating to the Option (i) constitutes a prospectus according to article 35 et seq. of the Swiss Federal Act on Financial Services ("FinSA"), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Taiwan

No country-specific provisions.

United Kingdom

1.     Tax Obligations. The following provision supplements Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, Participant hereby agrees that Participant is liable for all Tax Related-Items and hereby covenants to pay all such Tax Related-Items, as and when requested by the Company, or if different, the Employer, or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and, if different, the Employer, against any Tax Related-Items that they are required to pay or withhold, or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by Participant, as it may be considered a loan. In this case, the amount of any uncollected amounts may constitute a benefit to Participant on which additional income tax and National Insurance Contributions may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer for the value of any National Insurance Contributions due on this additional benefit, which the Company or the Employer may recover by any of the means referred to in Section 6(d) of the Agreement.

2.     Exclusion of Claim. Participant acknowledges and agrees that Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Option, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option. Upon the grant of the Option, Participant shall be deemed to have waived irrevocably such entitlement.

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